CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.13

This Agreement is made the 25th day of 1999 November

Between:

(1)	Cambridge Display Technology Limited of Greenwich House, Madingley Rise, Madingley Road, Cambridge, CB3 OHJ (“CDT”) and

(2)	Seiko Epson Corporation of 3-3-5 Owa, Suwa-Shi, Nagona-ken 392, Japan (“SEC”) collectively “the parties”.

1.	Introduction

1.1	Under the terms of a joint development agreement dated 9 June 1997 (“the JDA”) the parties have co-operated to develop and produce flat panel electronic information display devices, the technology in respect of which is jointly owned as more particularly described in the JDA (“the Project Technology”). This co-operation is continuing and references below to the Project Technology will be deemed to include technology which is subsequently developed and which is jointly owned as contemplated by the JDA.

1.2	The parties have previously agreed that neither of them is entitled to transfer, license or use to manufacture their rights in any jointly owned Project Technology without the prior consent of the other.

1.3	Under the terms of the JDA the parties have each granted to the other limited licences to use certain of their respective technologies for the purpose of the project the subject of the co-operation referred to in clause 1.1 above (“the Project”).

1.4	This Agreement records the parties’ agreement on the terms and conditions on which each grants to the other its consent to the other using its rights in the Project Technology commercially and a non-exclusive licence to deal in and use certain of their respective technologies in connection with LEP Display Devices (as defined below).

2.	Interpretation

2.1	In this Agreement, unless the context otherwise requires the singular includes the plural and vice versa and:

“LEP”	means emitting polymer relating to large molecule organic electroluminescent material;

“LEP Display Device”	means an electronic device in which light is generated by a LEP to produce a visible representation on display, incorporating where relevant any semi conducting polymer layers, electrode layers, substrate, supporting or protective layers, the means of driving the display device if this is incorporated as a separate layer or component of a layer contained within the overall display device (e.g. row/column driver. Components on a substrate not related to driving the display are excluded, e.g. a processor);

“Background Technology”	means, in relation to CDT or SEC (as the case may be) the following types of technology (other than Project Technology) which are or will be owned and/or used by a party hereto or by any Member of its Group:

(a) any patented technology (including technology the subject of pending patent applications), to the extent that this relates to, or is capable of being used in the development of LEP material and/or LEP Display Devices (in particular it is recognised that the patented technology included within this definition are:

(b) patents whose patent claims relate to a LEP material (but not any method of manufacturing LEP material); a LEP display structure; a circuit whose function is to drive a display device; a method of manufacturing a LEP Display Device; a method of liquidising LEP material for application by ink jet technology and ink jet technology to the extent this is relevant to manufacturing display devices; and

(c) patents which have been or may be licensed by a party to the other for the purposes of carrying out the Project pursuant to the JDA from time to time); and

(d) any know-how which has been or may be disclosed by either party to the other and may be used in the Project (other than know-how relating to any method of manufacturing LEP material);

“Group”	means, in relation to any company, that company and any other company which, at the relevant time, is that company’s Holding Company or Subsidiary, or the Subsidiary of any such Holding Company; and “Member” of a Group has a corresponding meaning;

“Holding Company” and “Subsidiary”	have the meanings given to those expressions by section 736 of the Companies Act 1985 as amended;

“Manufacturing Costs”	means, in relation to an article, all reasonable manufacturing overhead costs incurred in manufacturing the article, including, but not limited to, all reasonably incurred directly administrative costs, labour expenses (including salaries, fringe benefits and a proportionate share of any labour costs not incurred solely to manufacture the article), depreciation on a straight line basis and maintenance costs of equipment and machinery, costs of raw materials, supplies, energy costs, taxes and insurance. All calculations shall be made in accordance with US GAAP;

“a Product”	any article produced by or for a party containing an LEP Display, Device; and

“Technical Information”	means any information concerning or relating to the Project Technology or to the Background Technology disclosed by either party pursuant to this Agreement or the JDA.

and the headings appearing hereinafter are for the sake of ease of reference only and do not form part of the Agreement.

3.	Grant of Licences

3.1	Each of the parties grants, and agrees to grant, to the other, and that party accepts, subject to the terms of this Agreement a non-exclusive licence under the other’s Background Technology and its consent in relation to the Project Technology to manufacture, have manufactured, use, sell, offer to sell, import, lease or otherwise dispose of LEP Display Devices (including, without limitation, incorporating them into Products but not manufacture or have manufactured LEP) in any and all countries of the world or a lesser number thereof. This licence shall not, however, extend to any technology owned by an unrelated third party which technology has been or is acquired, licensed, transferred or can be used by either CDT or SEC and which CDT or SEC as the case may be are prohibited from licensing, sub-licensing or otherwise. However, the licence granted by this clause 3 shall extend to any technology covered by this Agreement, owned by an unrelated third party which technology has been or is acquired, licensed, transferred or can be used by either CDT or SEC and which CDT or SEC are permitted to make it available whether by license, sub-licence or otherwise without compensation to that third party. In the event that CDT or SEC are required to pay royalties or any other form of monetary consideration to, or at the direction of the third party in question in order to obtain the right to license the other party with respect to such third party licence, then CDT or SEC will have the option to take such licence after being notified of such consideration requirement from the other party and having agreed to pay the compensation in question. There is no obligation on either party being so notified to take such a license if there is a consideration requirement. .

3.2	In addition to the rights granted to CDT pursuant to clause 3.1 CDT shall also have the right to grant non-exclusive licenses to third parties in respect of the following and subject to the limitations defined herein namely:

(a)	manufacture, having manufactured, use, sale, offer to sell, import, lease or otherwise to dispose of LEP Display Devices using any or all Project Technology (including, without limitation, incorporating LEP Display Devices into Products) in any and all countries of the world or a lesser number thereof

(b)	manufacture, having manufactured, use, sale, offer to sell, import, lease or otherwise to dispose of LEP Display Devices using any or all of SEC Background Technology (including, without limitation, incorporating LEP Display Devices into Products) in any and all countries of the world or a lesser number thereof both (a) and (b) being subject to the limitations that:

(i)	Subject to 3.2(b)(ii), CDT shall be entitled to grant a licence to a third party any licence under both (a) and (b) or either (a) or (b) alone provided any such licence includes any or all of CDT Background Technology

(ii)	In the event that CDT wishes to grant a sub-license to a third party under (b), CDT shall give SEC notice of the name of the third party prior to commencement of the negotiation with it and outline details of any know-how involved. (A) If the third party has already a license on (b), SEC shall inform CDT of the fact. (B) If the third party is hostile to SEC (e.g. SEC shall be in pending litigation or actual or threatened substantive litigation with the third party), SEC shall be entitled to withdraw permission to CDT to give a sub-licence to the third party under (b) (SEC acknowledges that it shall not unreasonably withdraw permission to CDT to give a sublicense under (b)). In the event that CDT receives no information from SEC on (A) or (B) in thirty days following the date of the notice of the name of the third party, CDT shall be entitled to proceed with negotiating and granting the sub-license. However, in the event that neither of the following (1) or (2) is obtained, both parties shall discuss and determine suitable terms and conditions including the possibility of declining to grant a sub-license to the third party under 3.2(b):

(1)	(where and to the extent that the sub-licensee owns technology of the type included in the above definition of Background Technology and grants a licence of such technology to CDT), the sub-licensee grants SEC a non-exclusive licence (or CDT obtains the right to grant a sub-licence to SEC with (to the extent that the sub-licensee is then entitled to do so) the same term and the same scope of patent and/or know-how as the scope of licence CDT grants to the sub-licensee as defined in section 3.2 (b).

(2)	CDT obtains a royalty at [**] of LEP Display Device.

(iii)	no licence granted by CDT under both of (a) and (b) shall include any right for the third party to sub-license the rights granted to them by CDT except to any Member of the Licensee’s Group

(iv)	any and all licences granted by CDT under either of (a) and (b) shall include confidentiality provisions by virtue of which the confidentiality provisions of this Agreement shall be maintained,

3.3	SEC agrees that where CDT has notified it of an intention to negotiate the grant of a license to a third party under clause 3.2(b) SEC shall not (and shall procure that no Member of its Group shall) negotiate or attempt to negotiate with that third party over the grant of an equivalent license from SEC or any Member or its Group for a period of 12 months from the date of the original notification. However, SEC can negotiate with such third party after 12 months from the original date of notification from CDT. Further, if there is the situation that SEC

(but not CDT) has already a relationship (like business relationship) with the third party at the time of the original notification and has the possibility to grant a license to the third party on SEC’s Background Technology within 12 months from the notice, SEC and CDT will discuss which party will proceed with the negotiation with the third party. For the avoidance of doubt SEC does not have any right to sub-license CDT’s Background Technology.

3.4	For the avoidance of doubt CDT acknowledges and agrees with SEC that the licences granted to it pursuant to clause 3.1 and the right to grant licences pursuant to clause 3.2 do not relate to SEC’s generic inkjet technology (i.e. CDT’s licenses and any licenses granted by CDT will to the extent they include inkjet technology be limited to inkjet technology in the development and manufacture of LEP Display Devices).

3.5	For the avoidance of doubt CDT and SEC acknowledge and agree that the licences granted pursuant to clause 3.1 and the right to grant licences pursuant to clause 3.2 do not include TFT (Thin Film Transistor) technology which has been or is acquired or developed at any time by or for SEC to the extent that this is irrelevant to or independent of any application to LEP Display Devices (ie the combination of TFT structure and LEP). Again for the avoidance of doubt CDT and SEC acknowledge and agree that the licences granted pursuant to clause 3.1 do not include any technology which has been or is acquired or developed at any time by or for CDT to the extent this relates to any method of manufacturing LEP material.

3.6	For the avoidance of doubt CDT and SEC acknowledge and agree that the licences granted pursuant to clause 3.1 and the right to grant licences pursuant to clause 3.2 do not include any patent and/know-how relating to Product itself even in the event that it incorporates a LEP Display Device.

3.7	At the request of the other party, each party will (and in the case of CDT it will use- its reasonable endeavours, to procure that each of its licensees will) at it own expense do all things necessary on its part to have itself recorded as a licensee of the Background Technology in any territory anywhere in the world that LEP Display Devices or products containing them are sold by it where this is required or desirable in accordance with relevant local law.

3.8	CDT and SEC will negotiate a LEP material supply agreement including the warranty of LEP material supply to SEC by CDT, which includes providing a second-supply source.

4.	Identification of Patents

4.1	A representative list of all patents granted and all pending patent applications filed before the date of this Agreement and under which rights are granted by virtue of this Agreement is set out in Schedule A hereto for both parties’ reference, but it shall not mean to exclude any patents filed before and during the term of this Agreement under which rights are granted by virtue of this Agreement.

5.	Restrictions On Use And Disclosure of Know-How

5.1	Any and all know-how transferred as a consequence of or in accordance with this Agreement and any licence granted by CDT or SEC under this Agreement shall be used by the transferee party only in relation to the development and manufacture of LEP Display Devices.

5.2	Any and all know-how transferred as a consequence of or in accordance with this Agreement and any licence granted by CDT or SEC under this Agreement shall be maintained as confidential during the term hereof and at all times thereafter with the exception that CDT and SEC shall each be free to disclose to third parties their own know-how associated with their own Background Technology.

6.	Royalties

6.1	In consideration of the licences granted to it by CDT, and taking into account the licences granted by it to CDT, SEC agrees to pay CDT

(a)	a non-refundable lump sum [**]

(i)	[**]

(ii)	[**]

(iii)	[**]

(b)	[**] Net Sales Value (as defined below) of all LEP Display Devices using any Background Technology of CDT which devices are sold, rented, leased or otherwise disposed of to a third party in any way by SEC or any Member of SEC’s Group whether as a distinct unit or as a component part of any Product.

6.2	Without prejudice to clause 16.4, for the avoidance of doubt any compensation payable under this Agreement, including any part thereof, shall only be due and payable provided that this Agreement or relevant part thereof is in full force and effect on the date on which the compensation or part thereof becomes payable.

6.3	For the purposes of this Agreement the “Net Sales Value” of any LEP Display Device means:

(a)	where the LEP Display Device is sold on an arm’s length basis, the price charged under that sale, calculated as the actual price invoiced to the customer less:

(i)	any turnover tax, value added tax or other sales tax; and

(ii)	any packaging, packing, freight, warehousing, carriage and insurance charges to the extent that any of the same are included in the invoice price, and after deduction of any allowances for lost or damaged merchandise or returns, but without deductions for (or, as the case may be, after adding back) any discounts or rebates granted to the customer on account of promptness of payment;

(b)	where any LEP Display Device is incorporated into any Product or sold or otherwise disposed of other than on an arm’s length basis, (in the first such instance)

        [**]

(in the second instance)

The price on the first subsequent arm’s length sale (or if no such sale is made, the price that would have been charged on the first subsequent arm’s length sale) calculated (in either case) in accordance with paragraph (a) above; and

(c)	where:

(i)	the price of any LEP Display Devices is adjusted for any customer or associate company in exchange for commitments from that customer or associate company to purchase any other goods or services from the seller in question; or

(ii)	the business terms relating to the provision of LEP Display Devices are adjusted to any material degree in a manner which has the same effect as a direct adjustment of price.

then for the purposes of this Agreement the Net Sales Value shall be deemed to be adjusted to the level which would apply if such adjustment had not been made and the transaction were made on normal arm’s length commercial terms.

6.4	A sale will be deemed to have been made, and payments due hereunder for such sale shall accrue, when billed out or shipped to a third party, whichever occurs first.

6.5	In consideration of the licences granted to it by SEC CDT agrees to pay SEC [**]. It is agreed that [**] the minimum royalty CDT may require of such third parties for such licences shall be [**]. CDT also agrees that where and to the extent that any sub-licensee owns technology of the type included in the above definition of Background Technology and grants a licence of such technology to CDT in return for a sub-licence of the SEC Background Technology as contemplated by clause 3.2(b)(ii)1, CDT will procure that the sub-licensee grants SEC a non-exclusive licence or CDT obtains the right to grant a sub-licence to SEC, with the same term and the same scope of patent and/or know-how as the license granted back to CDT. [**]

6.6	The royalties and other sums payable pursuant to this clause shall be paid as follows:

within 60 days after each calendar quarter each party shall submit to the other a written report in such detail as the other reasonably requires showing:

(a)	the quantity of all LEP Display Devices (including LEP Display Devices incorporated in Products) sold by a party or any other Member of its Group during that quarter in respect of which royalties are payable to the other party;

(b)	the Net Sales Value of such LEP Display Devices (and/or Products incorporating LEP Display Devices); and

(c)	the amount of the royalties payable hereunder in respect thereof; and (in the case of a report prepared by CDT) the amount of net royalties received by CDT from third parties who have been granted licenses which include SEC Background Technology.

6.7	All sums payable pursuant to clause 6.1(b) or clause 6.5 are to be paid within 60 days after the relevant calendar quarter.

6.8	All sums payable pursuant to this Agreement are exclusive of value added tax or other applicable taxes or duties for which the payor shall be additionally liable and shall be paid in cleared funds to such bank account as the payee may from time to time nominate, without any set off, deduction or withholding except such amount (if any) of tax as the payor is required to deduct or withhold by law. If the payor is required by law to make any tax deduction or withholding, the payor shall do all things in its power which may be necessary to enable or assist the payee to claim exemption therefrom under any double taxation or similar agreement from time to time in force and shall from time to time give the payee proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

6.9	If either party makes any default in payment of any sum due hereunder the amount due shall bear interest, both before and after any judgement, at the rate of 4 per centum above the base rate of Lloyds Bank plc from time to time from the due date until payment of that amount is made.

7.	Accounting Records

7.1	Each party hereto shall maintain complete and accurate books and records in sufficient detail to enable the royalties to be paid hereunder by it to be determined, but each party hereto shall not be required to keep and maintain such books and records for more than three (3) years after the end of the fiscal year during which transaction giving rise to the royalty calculation hereunder was made or in any event for more than one (1) year after any termination or expiration of any licence granted under this Agreement and no longer. Each party shall permit such books and records to be examined and audited during normal business hours to the extent necessary to enable the amount of such royalties payable to the other party hereto to be ascertained, such examination and audit to be made by an auditor appointed by the party requesting such audit and approved by the audited party (either party shall not unreasonably decline the auditor appointed by the other party) and such examination and audit to be made at the expense of the party requesting such audit unless the audit reveals a 5% or more discrepancy in which case such expense shall be borne by the audited party. Each party shall seek permission for such examination and audit no more than once each fiscal year. All information obtained by such examination and audit, including, without limitation, sales prices and customers and other confidential business information of the audited party (except to the extent that such information relates to the payment and verification of royalties due to the auditing party, and such information as is necessary to establish any apparent claim for underaccounting) shall not be made available to the party requesting such audit and the requesting party shall instruct the auditor that such information is not to be made available to any third party.

8.	Payment Currency

8.1	The payment due under clause 6.1(a) shall be paid in US dollars and any other payments due from either party to the other party hereto shall be paid to the receiving party in the currency of the receiving party’s country, and payments in respect of royalties shall be converted to that currency at the official selling rate prevailing in the paying party’s country for transfers to the receiving party on the last business day of the reporting period in question.

9.	Commercial Marketing

Each party will use all reasonable endeavours to promote and market LEP Display Devices for commercial purposes including that SEC will use, and will use all reasonable endeavours to procure that any direct or indirect purchaser who intends to resell, manufacture, process or assemble the LEP Display Device or Product in question is placed under an obligation to use in relation to each LEP Display Device or Product produced under licence as contemplated hereunder such trade marks, design and/or wording in conjunction with at least one of the LEP Display Devices and Products themselves or their associated packaging or advertising or promotional material whichever is the most practical, as CDT reasonably directs from time to time, such marks, designs or wording being intended generally to indicate such licence and/or designate the LEP Display Device or Product in question as incorporating LEP Technology.

10.	Confidentiality

10.1	Each party hereto shall treat all Technical Information received by it from the other party hereto as confidential and (except as provided by the JDA) shall ensure that the same is used by it solely for the purpose of manufacture, use, sale, offer to sell, import, lease or other disposal of the LEP Display Devices as herein provided, and shall not disclose (whether in connection with any patent application or for any other reason whatsoever) any such information or any part thereof to any third party except to the extent as may be strictly necessary for the purposes of having LEP Display Devices manufactured for it. In the case that CDT grants a license to a third party, SEC’s know-how shall be dealt with in accordance with clause 3.2 and in accordance with this provision.

10.2	Nothing herein contained shall be construed as restricting the use of any information by the party receiving the same, or restricting or creating any liability for the disclosure, communication or use of any Technical Information, which:

(a)	is or becomes public knowledge other than by default of the receiving party; or

(b)	is received from a third party without restriction; or

(c)	is already known to the receiving party at the time of receipt.

11.	Freedom of Patenting Policy

11.1	Nothing in this Agreement shall be construed as imposing or implying:

(a)	a warranty or representation that any patent licensed hereunder is valid; or

(b)	an obligation to apply for any patent; or to maintain any patent when granted; or

(c)	an obligation to prosecute any action for infringement of any patent; or

(d)	an obligation to defend any allegation or claim that a patent is invalid; or

(e)	the grant of any licences other than those specifically granted hereunder.

12.	Continuation of Project

12.1	Both parties recognise the benefits of continuing to co-operate together to develop and produce new LEP Display Device technology and agree therefore to extend the Project by a further 2 years from the date of this Agreement and clauses 8 and 9 of the JDA shall be read accordingly.

13.	Nature of Agreement

13.1	Each party shall be entitled to perform any of the obligations undertaken by it and to exercise any rights granted to it under this Agreement through any Member of its Group, provided that any act or omission of any such Member of the Group shall, for all the purposes of this Agreement be deemed to be the act or omission of that party.

13.2	Subject to clause 13.1 this Agreement is personal to the parties and neither party may assign, mortgage, charge (otherwise than by floating charge) or (except as provided for in this Agreement) sub-license any of its rights hereunder, or sub-contract or otherwise delegate any of its obligations hereunder, except with the written consent of the other party.

13.3	For the avoidance of doubt even if either party assigns a part or all of its Background Technology or Project Technology, the other party shall continue to be entitled to receive a license of the assigned Background Technology or Project Technology as contemplated in this Agreement.

13.4	Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

13.5	Each party warrants to the other that it has the authority to enter into this Agreement.

13.6	Each party (“indemnitor”) hereby agrees to indemnify and keep indemnified the other (“indemnitee”), its servants and agents from and against all actions, claims, costs and demands which may be brought or made against the indemnitee and all loss, damage, injury and expenses of any kind suffered by the indemnitee of whatever nature and howsoever arising whether in negligence or otherwise in connection with any LEP Display Device or Product manufactured by or on behalf of the indemnitor.

13.7	In the event that it is determined finally as the last resort by competent court, tribunal or patent office that US patent 5247190 or patents/applications corresponding to US 5247190 is invalid, otherwise unenforceable against any party or having no-patentability, then both parties shall discuss, the terms and conditions of this Agreement.

14.	Approval Of Competent Authorities

14.1	With the exception only of the Japanese Authorities, CDT shall be solely responsible for determining the need for any notification of this Agreement and any licences granted hereunder to any competent Authority and for complying with any such requirement for notification, by way of example notification to the European Commission, and for payment of any taxation of this Agreement, by way of example UK Stamp Duty. SEC shall be solely responsible for determining the need for any notification of this Agreement and any licence granted hereunder to any appropriate Japanese Authority.

15.	Term

15.1	Subject to the following clause, this Agreement shall terminate at midnight on 31st December 2010 (“the Term”). At such time as is mutually agreeable, at the written request of either party hereto to the other party hereto, but in no event less than six (6) months prior to the expiration of this Agreement the parties hereto shall discuss the possible extension of or the renewal of the term of this Agreement, including the possible amendment of the provisions thereof.

16.	Termination

16.1	If either party commits any material default with regard to any of its obligations under this Agreement, then the other party may terminate this Agreement forthwith by giving written notice to the other party if that other party has failed to remedy the default in question within three months of being given a written notice which specifically refers to this clause; specifies the nature of the default and requires it to be remedied. For the purposes of this clause a breach of an obligation shall be regarded as being remedied if the party in breach complies with that obligation in all respects other than the time of performance.

16.2	If either party goes into liquidation or has a receiver appointed of its assets then the other party hereto shall have the right to terminate this Agreement forthwith.

16.3	If either party is assigned or transferred or merged with a third party which is considered by the other party (acting reasonably) to be hostile to it then that other party, shall have the right to terminate this whole Agreement forthwith. In the event that the other party will not terminate this Agreement, the assigned, transferred or merged party shall at the request of the other party procure that the assignee, transferee or merging third party as the case may be shall enter a direct covenant with the other party to observe the terms and conditions of this Agreement.

16.4	Upon the termination of this Agreement for any reason:

(a)	any licence under any Background Technology granted to a party by the other pursuant to the terms of this Agreement prior to such termination (including for the avoidance of doubt the right for CDT to sub-license) shall continue to full force for the full life of the Background Technology in question under the terms and conditions agreed by both parties through a good faith negotiation;

(b)	the consents/licences granted pursuant to clauses 3.1 and 3.2 in respect of Project Technology shall continue in full force;

(c)	the party who is entitled to terminate this Agreement following the service of a notice pursuant to either section 16.1 or 16.2 shall continue to be entitled to receive a licence of the other party’s Background Technology acquired or developed at any time whether before or after such termination provided that party shall be obliged to pay royalties and other sums in respect thereof;

(d)	for the avoidance of doubt:

(i)	all rights restrictions and obligations applicable to the exercise of the consents and licences which survive any termination of this Agreement will continue in full force and effect; and

(ii)	any sub-licence granted by CDT pursuant to clause 3.2 prior to such termination shall be unaffected by any such termination together with any obligation to pay royalties and other sums in respect thereof without prejudice for the avoidance of doubt to the continuation in force for its remaining term of any licence or sub-licence, granted to SEC as contemplated by clause 3.2(b)(ii);

(e)	the JDA if it has not already been terminated or expired shall terminate;

(f)	the provisions of clauses 10 and 11 shall continue in force indefinitely, although subject thereto, neither party shall be prevented from using any Technical Information supplied to it by the other party hereto or the JDA for the purposes of the licences referred to in clause 16.4(a) (b) and (c); and

(g)	subject as provided in this clause 16, and except in respect of any accrued rights, neither party shall be under any further obligation to the other.

17.	Force majeure

17.1	Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any cause beyond its reasonable control including but not limited to any strike, lockout or other form of industrial action (an “Event of Force Majeure”).

17.2	The party affected by the Event of Force Majeure shall immediately give the other party written notification of the nature and extent of the event of force majeure and the parties shall enter into bona fide discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable.

18.	Notices

18.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery or facsimile to the address of the party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time.

18.2	Except as referred to in sub-clause 18.3, a notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	96 hours after posting; or

(c)	2 hours after transmission if served by facsimile on a business day prior to 3pm or in any other case at 10 am on the business day after the date of despatch.

18.3	If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, 2 hours after the opening of business on the next business day of that country.

19.	Further assurance

19.1	After this Agreement has been signed by both parties, each party shall execute such documents and take such steps as the other party may reasonably require to fulfil the provisions of and to give to each party the full benefit of this Agreement.

19.2	In the event that CDT grants to any third party a license with respect to CDT’s Background Technology on terms and conditions more favourable than those granted hereunder to SEC. CDT shall inform immediately SEC of such licence and SEC shall have the right to receive the more favourable terms and conditions with effect from the date the more favourable licence was granted and subject however to SEC undertaking all the terms and conditions as are undertaken by the relevant third party. The forgoing right shall not apply:

(a)	where CDT has received a grant of patent rights, a licence or immunity, or other than a monetary consideration for such a licence;

(b)	where the more favourable terms apply by reason of consideration given in settlement of a claim of intellectual property rights infringement involving CDT; or

(c)	where SEC elects to continue its licences on the terms set out in this Agreement.

20.	Partial Invalidity Of Agreement

20.1	Any partial invalidity shall be remedied so as to give as nearly the same effect as the invalid clause and the Agreement as a whole shall not be rendered invalid and shall otherwise continue in full force and effect.

21.	Governing Law

21.1	This Agreement shall be interpreted and construed in accordance with the laws of England and the parties agree to submit to the jurisdiction of the English courts.

21.2	Any question arising out of this Agreement as to the construction or effect of any patent or patent application shall be decided in accordance with the laws of the country in which the patent or patent application in question has been granted or filed or exists.

21.3	If any question or matter arises as to the calculation or determination of Net Sales Value (insofar as it depends on the price or “arms length price” of any LEP Display Device), either Party may refer the matter to an expert for determination. The Parties shall appoint such member of the Institute of Chartered Accountants in England and Wales, with relevant experience, as they may agree, or in the absence of agreement as shall be nominated by the President for the time being of that Institute, who shall decide the matter as soon as reasonably practicable and in any event within three (3) months of his/her appointment.

21.4	The costs of such appointment shall be borne by the Parties in such proportion as the expert thinks fit. The Parties shall make available to the expert all such information and documents as he/she reasonably requires for the purpose of making his/her determination. The determination of the expert shall be final and binding on both Parties.

Schedule A

The Patent/Patent Applications

Signed by

/s/ Daniel R. Chapchal	25/11/1999
Mr. Daniel R. Chapchal
Chief Executive Office
Cambridge Display Technology

/s/ Masanori Kawai	25/11/1999
Masanori Kawai
Managing Director
Seiko Epson Corporation

This agreement is subject to the further agreement of the text of a side letter relating only to the following:

Clause 3.2(b)(ii)1

Clause 3.2(b)(iii)

Such letter to be agreed within 30 days of the signing of this agreement. The date of the side letter shall replace the date of the agreement.

If no such letter is agreed by the given date this agreement is null & void.